Exhibit 99.1
EDAC TECHNOLOGIES Reports Second Quarter Results.
FARMINGTON, Conn., July 29, 2009 – EDAC Technologies Corporation (NASDAQ: EDAC), a designer and manufacturer of jet engine components, tools, fixtures, injection molds and spindles, today reported results for the second quarter of 2009.
Sales for the second quarter of 2009 were $13,629,000 and net income was $7,376,000 or $1.50 per diluted share, versus sales of $10,849,000 and net income of $533,000 or $0.11 per diluted share for the second quarter of 2008.
For the six months ended July 4, 2009, sales were $23,213,000 and net income was $7,433,000 or $1.52 per diluted share versus sales of $22,030,000 and net income of $1,163,000 or $0.23 per diluted share for the six months ended June 28, 2008.
As previously announced, EDAC acquired the assets of the manufacturing unit of MTU AENA, located in Newington, Connecticut on May 27, 2009. Operating now as EDAC Aero, the new operation primarily manufactures rotating components such as disks, rings and shafts for the aerospace industry. As prescribed by generally accepted accounting principles, the net assets acquired were recorded at fair value, which exceeded the purchase price by approximately $11,700,000. This difference has been recorded primarily as property, plant and equipment and other income in the financial statements.
Dominick A. Pagano, President and Chief Executive Officer, said, “Our results include the operations of our newest acquisition, EDAC Aero, since May 27th. EDAC Aero contributed sales of $2,369,000 for the period and contributed to EDAC’s operating income. Among its domestic and international aerospace customers, EDAC Aero continues as a supplier to MTU Aero Engines in Germany. Organically, our sales increased by $1,676,000 over the first quarter of 2009 and by $411,000 over the second quarter of 2008.”
Pagano added, “We expect the EDAC Aero transaction to be accretive to our earnings per share and is consistent with our long term strategic plan of incorporating growth through organic operations and acquisitions. The new product lines, customers and technologies will complement our existing business, and will provide us with a platform to further leverage our assets and resources to further enhance shareholder value. Our balance sheet is strong and our shareholders’ equity is $23,228,000 at July 4, 2009.
As always, our strategy is to pursue those long-term opportunities by investing in skilled personnel and state-of-the-art machinery and equipment, and committing to continuous improvement throughout our organization. We will incur costs in the short-term, but in the long-term we believe this will build the financial and operating strength of our company, to the benefit of our shareholders.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) manufacturing and design services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines, (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward-Looking Statements - This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” “seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward- looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the

Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the three months ended		For the six months ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
Sales	$13,628,817	$10,849,161	$23,212,592	$22,030,264

Cost of sales	11,933,020	9,019,185	20,436,359	18,114,279

Gross profit	1,695,797	1,829,976	2,776,233	3,915,985

Selling, general and administrative expenses	1,180,605	864,244	2,041,861	1,833,364

Income from operations	515,192	965,732	734,372	2,082,621

Non-operating income (expense):
Interest expense	(190,583)	(155,048)	(330,425)	(319,625)
Other income	11,739,578	9,374	11,746,453	53,929

Income before income taxes	12,064,187	820,058	12,150,400	1,816,925

Provision for income taxes	4,688,024	287,000	4,717,824	654,000

Net income	$7,376,163	$533,058	$7,432,576	$1,162,925

Income per common share data:
Basic income per share	$1.53	$0.11	$1.54	$0.25

Diluted income per share	$1.50	$0.11	$1.52	$0.23

Weighted average shares outstanding:
Basic	4,829,678	4,666,970	4,827,803	4,658,946
Diluted	4,918,711	4,956,739	4,892,184	4,970,310

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	July 4,	January 3,
	2009	2009
ASSETS
CURRENT ASSETS:
Cash	$308,484	$1,311,092
Accounts receivable, net	13,059,271	7,931,550
Inventories, net	18,191,098	7,961,788
Prepaid expenses and other current assets	383,066	107,333
Refundable income taxes	111,883	686,708
Deferred income taxes	918,567	983,298

Total current assets	32,972,369	18,981,769

PROPERTY, PLANT AND EQUIPMENT	47,640,684	35,347,124
Less: accumulated depreciation	24,861,164	23,992,878

	22,779,520	11,354,246

DEFERRED INCOME TAXES	—	105,971

OTHER ASSETS	2,307,682	1,021,638

TOTAL ASSETS	$58,059,571	$31,463,624

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Equipment line of credit	$3,258,490	$1,674,990
Current portion of long-term debt	2,434,928	2,376,018
Trade accounts payable	6,433,669	3,485,192
Employee compensation and amounts withheld	1,586,690	1,112,006
Accrued expenses	1,526,851	361,252
Customer advances	438,530	261,643

Total current liabilities	15,679,158	9,271,101

LONG-TERM DEBT, less current portion	13,042,605	4,827,697

OTHER LONG-TERM LIABILITIES	1,698,233	1,698,233

DEFERRED INCOME TAXES	4,411,868	—

SHAREHOLDERS’ EQUITY:
Common stock	12,095	12,063
Additional paid-in capital	11,063,241	10,934,736
Retained earnings	14,591,177	7,158,600
Accumulated other comprehensive loss	(2,438,806)	(2,438,806)

Total shareholders’ equity	23,227,707	15,666,593

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$58,059,571	$31,463,624

     Contact: Glenn L. Purple, Vice President-Finance, 860-677-2603